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Collective Brands, Inc.

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3231 Southeast Sixth Avenue
Topeka, KS 66607
Supplemental Information Regarding Proposal 2 —
Advisory Vote on Compensation (“Say on Pay”)
Commencing May 17, 2011, the following materials will be used by employees of Collective Brands, Inc. (the “Company”) to communicate about the Company’s upcoming Annual Meeting of Stockholders and may be sent to certain stockholders. The information below supplements information contained in the Company’s definitive 2011 proxy statement filed with the Securities and Exchange Commission on April 13, 2011. This information may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission.
As you may know, Institutional Shareholder Services (“ISS”) recommended a vote against Management’s advisory vote on executive compensation. ISS appears to have made this recommendation not because the Chairman, Chief Executive Officer and President of the Company (the “CEO”) was paid at an excessive level compared to peers, nor based on poor pay practices, but based on its pay-for-performance review that seeks to correlate CEO compensation to 1-year and 3-year total shareholder return (“TSR”). ISS’s principal concern appears to be related to increases in cash and equity incentives for 2010 over 2009. The Company believes that it is important to pay for performance and to listen to our stockholders. That is the reason for this call.
The Company employs a balanced approach to compensation that considers a number of factors that help link overall compensation to the sustained performance and potential of the CEO. To foster a strong connection between executive compensation and business performance, the CEO continues to receive a majority of his compensation through performance-based incentives and equity based awards. As noted by ISS, 86% of CEO total pay in 2010 was “at risk pay”, up from 83% in 2009 — and 70% of the at-risk pay was equity-based.
Over the past year, the Compensation, Nominating and Governance Committee (the “Committee”) has taken a number of steps to increase the link between pay and performance.
1)	The 2011 long-term incentive equity award for the CEO and other named executive officers includes three components and was structured to meet the stated objectives of the Company’s compensation programs:
a)	50% of the restricted stock award, constituting 37.5% of the total 2011 equity award, is performance-based and tied to the Company’s fiscal 2011 EBITDA goal. Since 2009, the percentage of the annual equity award delivered in performance shares has increased from 0% to 25% to 37.5%.

b)	The other 50% of the restricted stock award, also constituting 37.5% of the total 2011 equity award, requires 3-year cliff vesting, which supports the Company’s retention objectives and represents a significant shift from the Company’s historical practice of ratable vesting.

c)	The remainder of the 2011 equity award is in the form of stock appreciation rights, which provide executives with compensation only if the Company’s stock price increases. We note that ISS considers stock appreciation rights (“SARs”) to be at-risk but not performance-based compensation. For 2011, the Committee decreased SARs as a percentage of equity compensation from 50% to 25%. The percentage of the CEO’s annual equity award delivered in SARs has declined from 67% in 2009, to 50% in 2010, to 25% in 2011.
2)	Further, ISS does not appear to account for the fact that under the 2009-2011, 2010-2012 and 2011-13 long term incentive plan performance periods, the payout is subject to a positive or negative adjustment of 20% based upon relative TSR compared to our disclosed peer group.

3)	The non-equity incentive compensation earned by the CEO and other named executives was based upon performance criteria set at the beginning of the performance period by independent directors, with input and advice from independent compensation consultants.

4)	Over the prior year, the portion of the equity based compensation that is subject to the achievement of performance targets (e.g., performance restricted stock) has increased from 0% in 2009 to 25% in 2010 to 37.5% in 2011. Management intends to recommend to the Compensation, Nominating and Governance Committee that it should continue the trend of increasing the percentage of equity compensation which is performance-based.

5)	Lastly, we note that the proprietary valuation model used by ISS results in consistently higher SAR values than those reflected in the Summary Compensation Table, and recorded as expense, for the CEO and other executives. For example, the recent ISS analysis reflects a CEO SAR value of $3.865 million, compared to the Company’s valuation of $2.105 million. In particular, in its valuation, ISS appears to have failed to account for the cap on appreciation of the SARs. For 2010, this disparity leads ISS to a significantly different conclusion about the value of the award — a difference of over $1.76 million.
Over the past three years and during fiscal 2010, the links to pay and performance are clear:

1)	INCREASED EBIT from ($40.2) million in 2008 to $158.5 million in 2009 and to $189.7 million in 2010 — or a 20 percent improvement from 2009 to 2010.

2)	INCREASED adjusted EBITDA[1] from $97.7 million in 2008 to $298.4 million in 2009 and to $325.1 million in 2010 — or a 9% improvement from 2009 to 2010.

3)	INCREASED return on invested capital from (1.4%) in 2008 to 9.3% in 2009 and to 10.8% in 2010 — or a 16% increase from 2009 to 2010.

4)	INCREASED diluted earnings per share from continuing operations from ($1.08) in 2008 and to $1.28 in 2009 to $1.75 in 2010 — or a 36% improvement from 2009 to 2010.
We believe it is clear that the Company pays for performance and that a vote FOR is warranted and appropriate.
Thank you.

[1]	Adjusted EBITDA is a non-GAAP financial measure. Please refer to the Company’s Form 10-K under “Non-GAAP Financial Measures.”